Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports Second quarter 2022 earnings

•
Revenue of $1.73 billion, up 12% sequentially and 22% year-over-year
•
Net Income of $69 million, or $0.18 per fully diluted share
•
Operating profit of $68 million, up $89 million sequentially and $56 million year-over-year
•
Adjusted EBITDA* of $150 million, up $47 million sequentially and $46 million year-over-year
•
Orders of $670 million with a book-to-bill of 117%

*Adjusted EBITDA is a non-GAAP measure, see “Non-GAAP Financial Measures” and “Reconciliation of Adjusted EBITDA to Net Income (Loss)” below.

HOUSTON, TX, July 27, 2022 — NOV Inc. (NYSE: NOV) today reported second quarter 2022 revenues of $1.73 billion, an increase of 12 percent compared to the first quarter of 2022 and an increase of 22 percent compared to the second quarter of 2021. Net income for the second quarter of 2022 was $69 million, or 4.0 percent of sales, which included $14 million of Other Items (see Corporate Information for additional details). Operating profit was $68 million, or 3.9% of sales, and included $14 million of Other Items. Adjusted EBITDA increased sequentially to $150 million, or 8.7 percent of sales.

“NOV’s second quarter results reflect improving execution, customer demand, and pricing,” stated Clay Williams, Chairman, President, and CEO. “Our team was better able to navigate through persistent global supply chain challenges, improving our ability to meet the rising demand for our critical product and technologies and resulting in significantly improved profitability.

“Diminished global oil and gas inventories and productive capacity; rising energy security risks; and higher commodity prices are spurring increased oilfield activity. However, the industry is struggling to ramp up following years of downsizing and underinvestment. The urgent need to rebuild oilfield service capabilities remains constrained by the limited availability, of certain critical components; freight and logistics challenges; tightness in many labor markets; inflationary pressures; and higher costs-of-capital for oilfield enterprises.

“Nevertheless, NOV’s second quarter book-to-bill exceeded 100 percent for the fifth quarter in a row, a key indication that the industry is embracing its critical mission of restoring its capabilities to provide oil and gas supply to an energy-starved global economy. As the early phase of this up-cycle advances, the people of NOV are diligently working to assist our vital industry in its efforts to alleviate challenges in meeting the world’s need for affordable, secure, and clean energy supplies,” concluded Williams.

Wellbore Technologies

Wellbore Technologies generated revenues of $666 million in the second quarter of 2022, an increase of 10 percent from the first quarter of 2022 and an increase of 44 percent from the second quarter of 2021. Operating profit was $81 million, or 12.2 percent of sales, and included $7 million of Other Items. Adjusted EBITDA increased $21 million sequentially and $59 million from the prior year to $122 million, or 18.3 percent of sales. Improved results were driven by continued growth in the Western Hemisphere and the Middle East, market share gains, higher prices, and improved management of ongoing supply chain disruptions.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $639 million in the second quarter of 2022, an increase of 21 percent from the first quarter of 2022 and an increase of 29 percent from the second quarter of 2021. Operating profit was $20 million, or 3.1 percent of sales, and included $1 million in Other Items. Adjusted EBITDA increased $22 million sequentially and $28 million from the prior year to $32 million, or 5.0 percent of sales. Growing demand for oil and gas equipment and improving execution against ongoing supply chain challenges and operational disruptions in shipyards drove improved results for the segment.

New orders booked during the quarter totaled $530 million, representing a book-to-bill of 132 percent when compared to the $401 million of orders shipped from backlog. As of June 30, 2022, backlog for capital equipment orders for Completion & Production Solutions was $1.44 billion, an increase of 6 percent from the first quarter of 2022 and an increase of 44 percent from the second quarter of 2021.

Rig Technologies

Rig Technologies generated revenues of $462 million in the second quarter of 2022, an increase of five percent from the first quarter of 2022 and a decrease of five percent from the second quarter of 2021. Operating profit was $31 million, or 6.7 percent of sales, and included ($8) million of Other Items. Adjusted EBITDA increased $5 million sequentially and decreased $34 million from the prior year to $41 million, or 8.9 percent of sales. Growing demand for the segment’s aftermarket products and services as a result of increased global drilling activity levels, and the rising number of offshore wind power installation vessel projects drove the sequential improvement in results.

New orders booked during the quarter totaled $140 million, representing a book-to-bill of 80 percent when compared to the $174 million of orders shipped from backlog. As of June 30, 2022, backlog for capital equipment orders for Rig Technologies was $2.84 billion.

Corporate Information

During the second quarter, the Company recognized $14 million of Other Items due to restructuring costs, net of related credits (see Reconciliation of Adjusted EBITDA to Net Income (Loss).

Cash flow used in operations was $124 million for the quarter driven primarily by the funding of working capital to support growth of the business and the payment of a $51 million transfer pricing tax assessment in Denmark. The Company and its advisors believe the assessment is without merit, is presently appealing, and believes it will be reimbursed following a successful appeals process.

As of June 30, 2022, the Company had total debt of $1.72 billion, with $2.00 billion available on its primary revolving credit facility, and $1.22 billion in cash and cash equivalents.

Significant Achievements

NOV’s Rig Technologies segment was awarded contracts to reactivate eleven idle jack-up rigs in Singapore and China in preparation for work in the Middle East. As the global jack-up rig market recovery begins to accelerate, key drilling contractor customers are depending on NOV’s OEM aftermarket parts and service capabilities to return idle assets back to service, allowing NOV’s customers to bid from advantaged positions and deliver best in class performance in upcoming drilling campaigns.

NOV’s Grant Prideco drill pipe business won several orders for its premium drill pipe in the Middle East. In Qatar, NOV was awarded an order that will be the first land project for Grant Prideco’s Delta™ 544 connection in this key growth market. Delta’s market penetration continues to accelerate as its extensive track record of offering lower total cost of ownership with no compromises on performance is becoming more apparent to customers in the region. NOV also received orders for premium drill pipe that will enable three rigs in Saudi Arabia to drill some of the world’s most challenging onshore wells.

NOV‘s NOVOS™ process automation system continued to expand its presence in the key market of Saudi Arabia. During the second quarter, NOV received an order from a major oilfield service company to install NOVOS on six rigs. NOV will also provide automation lifecycle management services through a licensing agreement and will leverage NOVOS’ expanded functionality, enhanced rig control, and open-access operating platform to assist the customer in deploying custom applications on the rigs in an integrated manner. NOVOS is already included as a standard feature of the fifty rigs NOV is building at its new manufacturing facility in the Kingdom.

NOV’s Managed Pressure Drilling (MPD) operation won a contract to deliver a dual drill string isolation tool (DSIT) package and Cyberbase™ upgrade for a major offshore drilling contractor’s ultra-deepwater drillship. The DSIT will enable the customer to quickly close the riser below the termination joint, allowing gas in the riser to be circulated out safely and efficiently. The super-major operator to which the drillship is contracted has approved the DSIT as a riser safety closing device for use with their enhanced controlled mud level system. The package is now under consideration to be the new operating standard for both the operator and the drilling contractor.

NOV was awarded an order to design and equip a special hybrid wind turbine and foundation installation vessel, which is a bespoke version of the GustoMSC™ NG-20000X. The NG-20000X is designed for use in harsh environments and water depths of up to 70 meters using a telescopic leg crane with a capacity of up to 2,500 tons. This unique vessel is the third award from this customer, who has come to view NOV as a key partner in their pursuit of opportunities in the growing offshore wind energy market.

NOV’s Tuboscope operations won several key project awards for its TK™-Liner systems based on its ability to provide cost-effective alternatives to corrosion-resistant alloys (CRAs) and provide a proven solution for internal and external corrosion mitigation. These qualities facilitated the award of three new contracts for NOV’s TK-Liner technology supporting geothermal operations in the Netherlands. One of these orders, an 11 ¾-in. flush connection, represents a technical first for the geothermal industry and required significant engineering to establish a flush connection for a Glass Reinforced Epoxy (GRE) lining, a crucial differentiating factor when compared to competitive threaded and coupled products. The business also secured a contract with a national oil company to provide TK™-Liner system with Tubo-Wrap™ coating for a critical injector well.

NOV’s XL Systems wedge thread technology was chosen for use in a key geothermal project in California. Identified by the customer as an ideal fit for their geothermal wells, the metal-to-metal thread fit seals of XLF connections provide the robust sealing performance required in the elevated temperatures found throughout the casing string in geothermal wells, allowing for efficient operations and improved cementing results.

NOV received an order to provide its BondstrandTM fiberglass glass-reinforced epoxy (GRE) piping for two X-Class Wind Turbine Installation Vessels. The first X-Class vessel will be delivered in the third quarter of 2024 and has already been contracted by a renewable energy company to transport and install 100 14MW wind turbines at the Sofia Offshore Wind Farm in the North Sea.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2022 results on July 28, 2022 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Revenue:
Wellbore Technologies	$666	$463	$608	$1,274	$876
Completion & Production Solutions	639	497	530	1,169	936
Rig Technologies	462	487	441	903	918
Eliminations	(40)	(30)	(31)	(71)	(64)
Total revenue	1,727	1,417	1,548	3,275	2,666
Gross profit	309	231	214	523	387
Gross profit %	17.9%	16.3%	13.8%	16.0%	14.5%

Selling, general, and administrative	241	219	235	476	463
Operating profit (loss)	68	12	(21)	47	(76)
Interest Expense, net	(14)	(17)	(18)	(32)	(35)
Equity income (loss) in unconsolidated affiliates	14	—	6	20	(4)
Other income (expense), net	—	(16)	(2)	(2)	(26)
Net income (loss) before income taxes	68	(21)	(35)	33	(141)
Provision (benefit) for income taxes	(2)	2	14	12	(4)
Net income (loss)	70	(23)	(49)	21	(137)
Net income attributable to noncontrolling interests	1	3	1	2	4
Net income (loss) attributable to Company	$69	$(26)	$(50)	$19	$(141)
Per share data:
Basic	$0.18	$(0.07)	$(0.13)	$0.05	$(0.37)
Diluted	$0.18	$(0.07)	$(0.13)	$0.05	$(0.37)
Weighted average shares outstanding:
Basic	390	386	387	389	386
Diluted	393	386	387	392	386

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2022	2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,218	$1,591
Receivables, net	1,582	1,321
Inventories, net	1,591	1,331
Contract assets	476	461
Prepaid and other current assets	226	198
Total current assets	5,093	4,902

Property, plant and equipment, net	1,761	1,823
Lease right-of-use assets	521	537
Goodwill and intangibles, net	2,014	2,030
Other assets	311	258
Total assets	$9,700	$9,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$754	$612
Accrued liabilities	831	778
Contract liabilities	455	392
Current portion of lease liabilities	92	99
Current portion of long-term debt	10	5
Accrued income taxes	29	24
Total current liabilities	2,171	1,910

Lease liabilities	563	576
Long-term debt	1,714	1,708
Other liabilities	280	292
Total liabilities	4,728	4,486

Total stockholders’ equity	4,972	5,064
Total liabilities and stockholders’ equity	$9,700	$9,550

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2022	2022	2021
Cash flows from operating activities:
Net income (loss)	$70	$21	$(137)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	75	149	156
Working capital and other operating items, net	(269)	(397)	131
Net cash provided (used) in operating activities	(124)	(227)	150

Cash flows from investing activities:
Purchases of property, plant and equipment	(43)	(89)	(98)
Other	3	—	9
Net cash used in investing activities	(40)	(89)	(89)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	9	10	34
Payments against lines of credit and other debt	—	—	(183)
Cash dividends paid	(19)	(39)	—
Other	(6)	(23)	(33)
Net cash used in financing activities	(16)	(52)	(182)
Effect of exchange rates on cash	(8)	(5)	1
Decrease in cash and cash equivalents	(188)	(373)	(120)
Cash and cash equivalents, beginning of period	1,406	1,591	1,692
Cash and cash equivalents, end of period	$1,218	$1,218	$1,572

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income (Loss) to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Operating profit (loss):
Wellbore Technologies	$81	$6	$39	$120	$(8)
Completion & Production Solutions	20	(6)	(22)	(2)	(23)
Rig Technologies	31	49	11	42	41
Eliminations and corporate costs	(64)	(37)	(49)	(113)	(86)
Total operating profit (loss)	$68	$12	$(21)	$47	$(76)

Other items, net:
Wellbore Technologies	$7	$18	$23	$30	$22
Completion & Production Solutions	1	(6)	16	17	(8)
Rig Technologies	(8)	8	6	(2)	10
Corporate	14	—	—	14	—
Total other items	$14	$20	$45	$59	$24

(Gain)/Loss on Sales of Fixed Assets:
Wellbore Technologies	$(3)	$—	$2	$(1)	$2
Completion & Production Solutions	(4)	—	—	(4)	—
Rig Technologies	—	—	1	1	1
Eliminations and corporate costs	—	(5)	2	2	(3)
Total (gain)/loss on sales of fixed assets	$(7)	$(5)	$5	$(2)	$—

Depreciation & amortization:
Wellbore Technologies	$37	$39	$37	$74	$81
Completion & Production Solutions	15	16	16	31	31
Rig Technologies	18	18	18	36	36
Corporate	5	4	3	8	8
Total depreciation & amortization	$75	$77	$74	$149	$156

Adjusted EBITDA:
Wellbore Technologies	$122	$63	$101	$223	$97
Completion & Production Solutions	32	4	10	42	—
Rig Technologies	41	75	36	77	88
Eliminations and corporate costs	(45)	(38)	(44)	(89)	(81)
Total Adjusted EBITDA	$150	$104	$103	$253	$104

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$69	$(26)	$(50)	$19	$(141)
Noncontrolling interests	1	3	1	2	4
Provision (benefit) for income taxes	(2)	2	14	12	(4)
Interest expense	19	19	19	38	39
Interest income	(5)	(2)	(1)	(6)	(4)
Equity (income) loss in unconsolidated affiliate	(14)	—	(6)	(20)	4
Other (income) expense, net	—	16	2	2	26
(Gain)/Loss on Sales of Fixed Assets	(7)	(5)	5	(2)	—
Depreciation and amortization	75	77	74	149	156
Other items, net	14	20	45	59	24
Total Adjusted EBITDA	$150	$104	$103	$253	$104